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NEWS RELEASE	CONTACT: (206) 622-4191 Harvey Jones, CEO Marty Marks, President

Cutter & Buck Reports Net Loss in the Third Quarter Fiscal Year 2001

    SEATTLE, WA—March 9, 2001—Cutter & Buck Inc. (Nasdaq: CBUK) today reported sales and earnings for its third quarter and nine months ended January 31, 2001.

Third Quarter Highlights:

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  Net sales increased 2% to $32.4 million, compared to last year's $31.8 million

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  Gross margins were 45.8%, 94 basis points ahead of the same quarter last year

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  Net loss was $963 thousand, compared to net income of $1.4 million in the same quarter last year

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  Net loss per diluted share was $0.09 compared to net income per diluted share of $0.13 last year

Nine Months Year-To-Date Highlights:

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  Net sales increased 20% to $117.5 million, compared to last year's $97.9 million

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  Gross margins were 45.0%, 90 basis points ahead of the same period last year

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  Net income decreased 29% to $3.4 million from $4.8 million in the same period last year

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  Net income per diluted share totaled $0.32, compared to $0.49 for the same period last year

    "As we previously announced, our third quarter sales in both the golf and corporate channels were disappointing," stated Harvey Jones, Chairman & CEO. "The sales shortfall resulted in a loss for the quarter, the first in our history as a public company. Golf sales declined 40% in the third quarter compared to a year ago, largely due to weather and the timing of shipments. Sales in our corporate channel grew 15%, falling short of our expectations, with the sudden downturn in the U.S. economy. Our specialty retail channel continued to perform well, posting a 28% increase over last year."

    "While we did not achieve the sales growth we had planned for the third quarter, our brand momentum is strong," added Jones. "Our customer's continue to respond positively to our collections. We saw 19% comparable store sales growth at our company-owned retail stores during the quarter. Our golf sales should rebound strongly in the fourth quarter, as our total spring season bookings are showing a year over year increase of 3%."

    "We expect to return to profitability in our seasonally strong fourth quarter ending April 30, 2001 and to again report a profitable year," commented Marty Marks, President & COO. "Responding to the third quarter sales shortfall and uncertain economic conditions, we put strict limits on operating expenses and capital expenditures. Our company is in a strong financial position with over $6 million in cash, a strong balance sheet and over $21 million dollars available under our credit facility."

    "We plan to manage our business by growing our brand while maintaining the integrity of our distribution channels and reputation for quality," added Marks. "Although we underestimated the impact a slowing economy would have on our corporate sales, we have a well-diversified business model with multiple channels of distribution and continue to believe we have solid opportunities for growth."

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Cutter & Buck Reports Third Quarter Results
March 9, 2001
Page Two

    The company has provided the following guidance for the fourth quarter and fiscal year 2001:

	FY01 4th Quarter	Fiscal Year 2001
	($ in thousands, except per share data)	($ in thousands, except per share data)
Net Sales	$59,500 to $61,500	$176,972 to $178,972
EPS	$0.18 to $0.23	$0.50 to $0.55

    Looking ahead to fiscal year 2002 the company has provided the following guidance, which is based on the assumption of improved economic conditions during the last half of calendar year 2001:

Fiscal Year 2002
Net Sales Growth	15% to 20%
Annual EPS Growth	15% to 20%

    Cutter & Buck's FY 2001 third quarter conference call to discuss earnings results and future prospects will be held today at 8:00 a.m. PDT, and is available live and on-demand at www.cutterbuck.com.

    Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers and independent sales representatives, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, competition, access to capital, foreign currency risks, risks associated with opening and operating retail locations, the efficacy of the warehouse management system as it relates to the Company's operations, technological change, political and trade relations and general economic conditions particularly in the U.S. and Europe. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

    Cutter and Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company is committed to achieving commercial success in a way that respects people, communities and the environment. The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and better specialty stores. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

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Cutter & Buck Reports Third Quarter Results
March 9, 2001
Page Three

FINANCIAL HIGHLIGHTS
(unaudited) ($ in thousands, except per share data)

	Three months ended January 31,		Nine months ended January 31,
	2001	2000	2001	2000
Consolidated Statements of Income
Net sales	$32,369	$31,786	$117,472	$97,865
Total cost of goods sold	17,558	17,540	64,598	54,697

Gross profit	14,811	14,246	52,874	43,168
Operating expenses
Design and production	1,102	849	3,004	2,532
Selling and shipping	11,631	8,626	33,898	24,666
General and administrative	3,452	2,665	10,116	8,220

Total operating expenses	16,185	12,140	47,018	35,418

Operating income	(1,374)	2,106	5,856	7,750
Other income (expense)	(178)	30	(354)	(194)

Income (loss) before income taxes	(1,552)	2,136	5,502	7,556
Income taxes	(589)	769	2,092	2,720

Net income (loss)	$(963)	$1,367	$3,410	$4,836

Basic earnings (loss) per share	$(0.09)	$0.13	$0.33	$0.50

Diluted earnings (loss) per share	$(0.09)	$0.13	$0.32	$0.49

Shares used in computation of:
Basic earnings (loss) per share	10,470	10,329	10,434	9,670
Diluted earnings (loss) per share	10,554	10,484	10,528	9,880
	Jan. 31, 2001	April 30, 2000	Jan. 31, 2000
		(audited)
Consolidated Balance Sheets
Current Assets:
Cash and cash equivalents	$6,084	$7,367	$14,416
Accounts receivable	33,275	50,463	28,884
Inventories	60,880	36,740	43,483
Other current assets	8,189	5,626	4,801

Total current assets	108,428	100,196	91,584
Furniture and equipment, net	22,929	17,813	15,018
Other assets	841	538	540

Total assets	$132,198	$118,547	$107,142

Liabilities & Stockholders' Equity
Current Liabilities:
Short-term borrowings	$7,664	$3,037	$3,812
Accounts payable	16,821	12,086	7,996
Accrued liabilities	1,834	6,553	5,948
Current portion of long-term debt	2,002	1,419	1,002

Total current liabilities	28,321	23,095	18,758
Capital lease obligations and long-term debt, net of current portion	11,022	6,545	5,263
Total shareholders' equity	92,855	88,907	83,121

Total liabilities & shareholders' equity	$132,198	$118,547	$107,142

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Cutter & Buck Reports Third Quarter Results
March 9, 2001
Page Four

SUMMARY OF SPRING BOOKINGS (in thousands)

	Spring 2001 FY 2001	Spring 2000 FY 2000	Percentage Change	Difference
	(as of 3/2/01)	(as of 3/2/00)
GOLF	$31,252	$30,246	3.3%	$1,006
SPECIALTY STORE	12,507	8,451	48.0%	4,056
CORPORATE ACCOUNTS	20,306	17,139	18.5%	3,167
OTHER	8,996	1,984	353.4%	7,012

TOTAL DOMESTIC SPRING BOOKINGS	73,061	57,820	26.4%	15,241
TOTAL INTERNATIONAL SPRING BOOKINGS	5,860	5,981	(2.0)%	(121)

TOTAL SPRING BOOKINGS	$78,921	$63,801	23.7%	$15,120

SUMMARY OF NET SALES INVOICED—THREE MONTHS ENDED JANUARY 31 (in thousands)

	FY 2001	FY 2000	Percentage Change	Difference
GOLF	$7,392	$12,399	(40.4)%	$(5,007)
SPECIALTY STORE	5,133	4,017	27.8%	1,116
CORPORATE ACCOUNTS	12,756	11,078	15.1%	1,678
OTHER	4,980	2,140	132.7%	2,840

TOTAL DOMESTIC NET SALES	30,261	29,634	2.1%	627
TOTAL INTERNATIONAL NET SALES	2,108	2,152	(2.0)%	(44)

TOTAL NET SALES	$32,369	$31,786	1.8%	$583

SUMMARY OF NET SALES INVOICED—NINE MONTHS ENDED JANUARY 31 (in thousands)

	FY 2001	FY 2000	Percentage Change	Difference
GOLF	$35,437	$39,324	(9.9)%	$(3,887)
SPECIALTY STORE	17,271	11,361	52.0%	5,910
CORPORATE ACCOUNTS	46,066	34,282	34.4%	11,784
OTHER	11,576	6,470	78.9%	5,106

TOTAL DOMESTIC NET SALES	110,350	91,437	20.7%	18,913
TOTAL INTERNATIONAL NET SALES	7,122	6,428	10.8%	694

TOTAL NET SALES	$117,472	$97,865	20.0%	$19,607

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Cutter & Buck Reports Net Loss in the Third Quarter Fiscal Year 2001
FINANCIAL HIGHLIGHTS